Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-135018

PROSPECTUS SUPPLEMENT NO. 5

DATED SEPTEMBER 26, 2006

(To Prospectus Dated June 22, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

2,470,500 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 22, 2006, of Accentia Biopharmaceuticals, Inc. (the “Company”) as supplemented by Supplement No. 4 thereto dated September 12, 2006, Supplement No. 3 thereto dated August 29, 2006, Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus, Supplement Nos. 1, 2, 3 and 4 thereto. The Prospectus relates to the public sale, from time to time, of up to 2,470,500 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1, 2, 3 and 4.

This prospectus supplement includes the attached Form 8-K, as filed by us with the Securities and Exchange Commission on September 26, 2006.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 22, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 1.02. Termination of a Material Definitive Agreement.

See Form 8-K filed on September 25, 2006 by Biovest International, Inc., a majority owned subsidiary of the Company which Form 8-K is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

2

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
General Counsel

Date: September 25, 2006

3

EXHIBIT INDEX

Exhibit Number	Description
99.1	8-K filed by Biovest International, Inc on September 25, 2006 (File No. 000-11480)

4

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2006

BIOVEST INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11480	41-1412084
(Commission File Number)	(I.R.S. Employer Identification Number)

377 Plantation Street

Worcester MA 01605

(Address of Principal Executive Office) (Zip Code)

508-793-0001

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

The Company has determined that it is in the Company’s best interest to relocate the remaining trial related functions currently performed at the National Cancer Institute (NCI) to non-governmental commercial facilities outside of the NCI. The Company has expanded the number of US clinical sites for its ongoing phase 3 clinical trial for BiovaxID from five sites when the Investigative New Drug Application (IND) was held by the NCI to 17 US-based clinical sites. Additionally, the Company has opened ten qualified sites in Eastern Europe and anticipates additional Eastern European sites to become active within approximately forty-five days. Moreover, the Company is opening this trial to patients treated with CHOP-R (Rituxan). The Company believes that the relocation of such trial functions away from the NCI will facilitate the Company’s plans to expedite the trial including its expansion to additional international clinical trial sites in Eastern Europe and will provide the Company with greater control over the on-going pathology laboratory functions. The Company believes such relocation of trial functions necessitates the termination of the Cooperative Research and Development Agreement (“CRADA”) between the Company and the NCI relating to the ongoing clinical trial. Accordingly, on September 25, 2006, the Company provided written notice to the NCI in accordance with the terms of the CRADA to terminate the CRADA at the end of the sixty day notice period.

As background, on August 30, 2001, the Company entered into the CRADA with the NCI under which the Company began the process of assuming control over the ongoing Phase 3 clinical trial being conducted pursuant to NCI’s protocol. On April 29, 2004, the IND for BiovaxID was formally transferred from the NCI to the Company making the Company, instead of the NCI, the sponsor and responsible party for the ongoing clinical trial. Following the transfer of the IND to the Company, the trial related functions that continued to be performed at the NCI were largely limited to pathology laboratory services, the operation and maintenance of the small primary trial site and administrative trial oversight through the NCI Data Safety and Monitoring Boards (DSMB). On September 25, 2006, the Company received a final communication from the DSMB, expressing its concern raised to the principal investigator over the rate of patient enrollment, the Company’s expansion of the trial into international clinical trial sites in Eastern Europe and regarding the pathology laboratory services being conducted at the NCI. At no point has the DSMB raised concerns about the safety of the trial. Based on the concerns as raised, the DSMB recommended that the trial as proposed not continue at the NCI site; however, the Company plans to continue the trial at the remaining approximately thirty clinical sites and to add additional sites as well. The principal investigator and the Company are conducting an orderly transfer to one or more global DSMBs. The Company believes that its trial site at MD Anderson Cancer Center, Houston, Texas, which is presently the most active trial site, will become the new primary trial site. The Company believes that the University of Turino, Italy will be selected to provide the on-going pathology laboratory services.

The Company believes that neither the termination of the CRADA nor the pending transfer of certain trial related functions will adversely impact the treatment of existing patients, the enrollment of new patients or the overall time line of the trial.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

a.	Not applicable

b.	Not applicable

c.	Not applicable

d.	See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOVEST INTERNATIONAL, INC.
(Registrant)

Date: September 25, 2006	/s/ Steve Arikian, M.D.
Steve Arikian, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter Terminating CRADA from Biovest International, Inc. to National Cancer Institute dated September 25, 2006

Exhibit 10.1

Date: September 25, 2006

TO:	Melissa Maderia (maderiam@mail.nih.gov)

Donna L. Bialozor (bialozod@mail.nih.gov)

National Institutes of Health

National Cancer Institute

Technology Transfer Branch

NCI-Frederick

1003 West Seventh Street

Fairview Center Suite 500

Frederick MD 21701

Re:	Termination of Cooperative Research and Development Agreement

Ms. Maderia & Ms. Bialozor:

Please accept this Notice pursuant to Section 10.2 of the Cooperative Research and Development Agreement dated August 30, 2001 (together with all Amendments, the “CRADA”) of Biovest’s election to terminate the CRADA, effective sixty (60) days from the date of this notice. Please be further advised that it is Biovest’s intention to continue the development of the cancer vaccine which was the subject of this CRADA pursuant to the IND currently issued to Biovest (Biovest IND #5427).

We will transmit to NCI details as to the transition of all functions associated with this ongoing Phase 3 clinical trial that are currently conducted at the NCI to other locations outside the NCI. We anticipate all such functions will be relocated outside the NCI over the next sixty days. These include the relocation to entities not affiliated with the NCI of the DSMB functions, the primary site designation and the pathology laboratory functions. Of course, all appropriate invoices for services performed by the NCI will be timely paid by Biovest.

Biovest would welcome discussions with NCI to enter into an understanding whereby the NCI could, should it so desire, retain a limited role in this clinical trial. We look forward to working with NCI to accomplish a smooth transition of the functions formerly performed at NCI in this clinical trial so that the trial may continue without interruption or delay.

Sincerely,

/s/ Steven Arikian
Steven Arikian, M.D.
Chairman & CEO

cc:	Barry Gause, M.D.

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com t: 813 864 2554 f: 813 258 1621